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                                                                       Exhibit 4

                     Filing Agreement dated March 8, 2001
                       Re: Joint Filing of Schedule 13D


The undersigned hereby agree that:

  (i) each of them is individually eligible to use the Schedule 13D attached hereto;

  (ii)  the attached Schedule 13D is filed on behalf of each of them;

  (iii) each of them is responsible for the timely filing of such Schedule 13D and any amendments thereto, and for the completeness and accuracy of the information therein concerning herself, himself or itself; but none of them is responsible for the completeness and accuracy of the information concerning the other persons making the filing, unless she, he or it knows or has reason to believe that such information is inaccurate.


  Dated: March 8, 2001


DVI, Inc.

By: /s/ Richard E. Miller
   -----------------------------
   Name:  Richard E. Miller
   Title: Executive Vice President

DVI Financial Services Inc.

By: /s/ Richard E. Miller
   -----------------------------
 Name:  Richard E. Miller
 Title: President